Exhibit 99.1

BIG CAT ENERGY ANNOUNCES COAL MINING INTEREST IN ARID WATER HANDLING TECHNOLOGY

Upton, Wyoming, April 20, 2009 - Big Cat Energy Corporation, “Big Cat”, (OTCBB: BCTE), announced today that they have received renewed interest from local coal mining companies for applying the ARID water handling process and technology to their open pit mining operations. Big Cat has begun modifying the ARID tool to re-inject water below the pit floor. Big Cat believes it will be able to provide a solution to these inquiries within 60 days.

Big Cat is also developing an application for handling water in the Raton Basin of New Mexico, in response to interest by a major CBM operator in that area. Big Cat believes it will have an ARID application to work with pumping units used in the Raton Basin within 45 days.

Big Cat was informed that one of the major operators in the Powder River Basin of Wyoming has installed and begun operating an additional ARID tool during the week of April 13, 2009. The ARID tool is operating as expected and recharging the shallow aquifer at a rate of approximately 28 gallons per minute.

Due to weather problems this time of year in Wyoming and the economic slow down, Big Cat has not received well lists from a few CBM operators in the Powder River Basin, which has delayed anticipated installation of projected pilot projects during the current fiscal year. However, we believe these pilots will occur during the summer of 2009.

According to Tim Barritt, CEO and President of Big Cat Energy Corporation, “water handling is an increasing concern of the energy industry and the ARID process and technology is increasingly becoming an accepted solution to handling water problems because it is cost effective and environmentally friendly and has regulatory approval.”

About Big Cat Energy Corporation

Big Cat Energy Corporation owns a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a new method of water handling that provides operators of coal bed methane wells with the ability to redistribute produced water. This new technology allows processing of produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com

1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.